UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2013

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 11, 2015 the holders of 62.3% of the outstanding common stock, par value $.0001 per share, of SmartHeat Inc., a Nevada corporation (the “Company”), authorized the sale of all of the remaining interests, constituting 100% of its ownership interests, (the “Stock Sale”) of certain subsidiaries of the Company pursuant to the terms of an Equity Interest Purchase Agreement (the  “EIPA”) dated October 10, 2013, as amended and restated on November 28, 2014 and amended on  March 19, 2015 (the “Amended EIPA”), by and among Heat PHE, Inc. (“Heat PHE”), a Nevada corporation and wholly owned subsidiary of the Company, as Seller, and Hongjun Zhang, on behalf of all of several individuals ( “Buyers”) identified in Buyers’ Response to RFP submitted to the Company on September 10, 2013 and as revised and accepted by Company on September 23, 2013. The subsidiaries of the Company which were sold to the Buyers were:

SmartHeat Taiyu (Shenyang) Energy;
SmartHeat Siping Beifang Energy Technology Co., Ltd.;
SmartHeat (Shenyang Energy Equipment) Co. Ltd.;
Hohot Ruicheng Technology Co., Ltd.; and
Urumchi XinRui Technology Limited Liability Company

Upon approval by the Company’s stockholders, all of the conditions precedents to the Stock Sale were satisfied which consisted of: (i) approval of its stockholders and (ii) receipt by the Board of Directors of the Company of an opinion that the Stock Sale was fair to the stockholders of SmartHeat from a financial point of view. The parties executed a mutual release which became effective and provided, in part, that the Target Companies forgave all net indebtedness from SmartHeat and all of its other subsidiaries owing to the Target Companies. The consideration and all documents relating to the transaction were released from escrow upon the satisfaction of the foregoing conditions.

The Buyers purchased 40% of Heat PHE’s equity interests in the Target Companies for a purchase price of RMB 5,000,000 paid on December 30, 2013. The Buyers purchased the remaining 60% of Target Companies (constituting all of the remaining equity interests in the Target Companies) for purchase price of: (i) RMB 8,500,000 and (ii) the forgiveness of all net indebtedness owing to Target Companies by SmartHeat and each of its other subsidiaries as of December 31, 2014 which was $8.79 million as of December 31, 2014.

The Buyers consist of a group of 25 natural persons, all of whom are P.R.C. citizens, including Wen Sha, Jun Wang and Xudong Wang, managers of the Company’s subsidiaries engaged in the PHE segment of its business, and Huajuan Ai and Yingkai Wang, the Company’s Corporate Secretary and Acting Chief Accountant, respectively.  Huajuan Ai, Wen Sha, Jun Wang and Xudong Wang are also stockholders in Northtech Holdings Inc.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Company held a special meeting of stockholders on May 11, 2015 at 2:00 p.m., local China time. All of the proposals considered were approved. The stockholders voted a total of 4,228,751 shares or 62.33% of the total number of shares eligible to vote on the record date constituting a quorum. The final voting results were as follows:

	For	% of Vote Outstanding	Withheld	Abstain
Proposal 1.  Authorize the Stock Sale of certain subsidiaries of the Company pursuant to the terms of a certain Equity Interest Purchase Agreement (the  “EIPA”) dated October 10, 2013, as amended and restated on November 28, 2014 and amended on  March 19, 2015 (the “Amended EIPA”), by and among Heat PHE, Inc. (“Heat PHE”), a Nevada corporation and wholly owned subsidiary of the Company, as Seller, and Hongjun Zhang, on behalf of all of several individuals ( “Buyers”) identified in Buyers’ Response to RFP submitted to the Company on September 10, 2013 and as revised and accepted by Company on September 23, 2013.

	4,162,278	61.35%	21,169	45,304
Proposal 2. Adjourn the Meeting if necessary to solicit additional Proxies.	4,207,376	62.02%	19,074	2,301
Proposal 3. Transact other business that properly comes before the meeting.	4,123,518	60.78%	101,671	3,562

Item 9.01 Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	May 12, 2015	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President